UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):           July 13, 2006

NCO Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	0-21639	23-2858652

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

507 Prudential Road, Horsham, Pennsylvania	19044

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 441-3000

Not Applicable

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Appointment of Directors to Special Committee

On July 13, 2006, the Special Committee of the Board of Directors of NCO Group, Inc. (the "Company") appointed independent directors William C. Dunkelberg, Ph.D. and Ronald J. Naples to the Special Committee. The Special Committee was established to consider the previously announced proposal received by the Board of Directors on May 15, 2006 from Michael J. Barrist, Chairman and Chief Executive Officer of the Company, to acquire all of the outstanding shares of the Company for $27.50 per share in cash. Messrs. Dunkelberg and Naples joined Leo J. Pound, Eric S. Siegel and Allen F. Wise who were previously appointed to the Special Committee. Messrs. Dunkelberg and Naples each will receive a fee of $25,000, plus reimbursement of expenses incurred in attending committee meetings, for their services as members of the Special Committee.

Extension of Employment Agreement of Michael J Barrist

On July 18, 2006, effective as of June 30, 2006, the Company entered into the Third Addendum to the Employment Agreement with Michael J. Barrist, the Chairman of the Board, President and Chief Executive Officer of the Company. The Addendum extends the term of the Employment Agreement until the earlier of: (a) June 30, 2007, (b) 90 days after a Change in Control (as defined in the Company’s 2004 Equity Incentive Plan, as in effect on the date of the Addendum) and (c) December 31, 2006 (unless on such date the Company is a party to a definitive agreement for a Change in Control, then the earlier of (i) 90 days after the date of the Change in Control pursuant to such agreement or (ii) the date of the termination of such agreement), subject, in any case, to any early termination provisions set forth in the Agreement.

The Addendum also clarifies when the two year non-competition period begins following the termination of Mr. Barrist’s employment and provides that in circumstances where Mr. Barrist is entitled to continue to receive compensation following the termination of his employment by the Company without cause, Mr. Barrist may waive the right to receive such compensation and have the two year non-competition period begin on the date of the termination of his employment.

A copy of the Addendum is filed with this Report as Exhibit 10.1 and is incorporated in this Report by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCO GROUP, INC.

By:	/s/ John R. Schwab
Name:	John R. Schwab
Title:	Executive Vice President, Finance and Chief Financial Officer